Exhibit 2.1

RHINELANDER, WISCONSIN

Branch Purchase and Sale Agreement

between

The Baraboo National Bank (“Seller”)

and

Peoples State Bank (“Buyer”)

January 21, 2014

Table of Contents

Section

Title

Page

1.

Purchase and Sale of Assets

  1

2.

Assumption of Liabilities

  2

3.

Calculation and Payment of Purchase Price

  3

4.

Payment of the Purchase Price

  6

5.

Closing and Closing Date

  6

6.

Transfer of Premises

  6

7.

Obligations at Closing

  8

8.

Conditions Precedent to Seller’s Obligations

11

9.

Conditions Precedent to Buyer’s Obligations

12

10.

Personnel Matters

13

11.

Representations and Warranties of Seller

14

12.

Representations and Warranties of Buyer

18

13.

Seller’s Covenants

19

14.

Buyer’s Covenants

20

15.

Additional Covenants

21

16.

Regulatory Filings and Conversion

21

17.

Survival of Representations and Warranties

22

18.

Contracts

22

19.

Indemnification

23

20.

Taxes

24

21.

No Partnership or Joint Venture

24

22.

Further Assurances

24

23.

Amendment

25

24.

Termination of Agreement

25

25.

Responsibilities Upon Termination

25

26.

Entire Agreement

25

27.

Notices

25

28.

Governing Law

26

29.

Descriptive Headings

26

30.

Parties in Interest

26

31.

Expenses and Brokers

26

32.

Assignability

27

33.

Counterparts

27

34.

Press Releases

27

35

Confidentiality

27

36.

Resolution of Disputes; Binding Arbitration

27

ii

Exhibits and Schedules

Exhibit A:

Cash Due Calculation

Exhibit B:

Form of Bill of Sale

Exhibit C:

Form of Assignment of Documents

Exhibit D:

Form of Assignment and Assumption Agreement

Exhibit E:

Form of Assignment, Transfer and Appointment of Successor Custodian for Individual Retirement Accounts

Schedule 1:

Premises

Schedule 2:

Personal Property

Schedule 3:

Prepaid Expenses

Schedule 4:

Loans

Schedule 4(a):

Excepted Loans

Schedule 5:

Deposit Accounts

Schedule 6:

Accounts Payable on Account of Assets

Schedule 7:

Assumed Contracts

Schedule 8:

Safe Deposit Box Rentals

Schedule 9:

Personnel Matters

Schedule 10:

Transitional Matters

Schedule 11:

Brokers

iii

Branch Purchase and Sale Agreement

This Branch Purchase and Sale Agreement (the “Agreement”) is made as of January 21, 2014, between The Baraboo National Bank, Baraboo, Wisconsin (“Seller”) and Peoples State Bank, Wausau, Wisconsin (“Buyer”).

RECITALS

A.

Seller desires to transfer certain assets and liabilities of its branch office located at 1225 Lincoln Street, Rhinelander, Wisconsin (the “Rhinelander Branch”), as well as certain loans attributable to its branch office located at 11224 North Dore Street, Elcho, Wisconsin (the “Elcho Branch”) to Buyer; and

B.

Buyer desires to purchase certain assets and assume certain liabilities of the Rhinelander Branch and purchase certain loans of the Elcho Branch from Seller;

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals, the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1.

Purchase and Sale of Assets.  Subject to satisfaction of the Conditions Precedent (defined below) on the Closing Date (defined below) Seller will sell, assign and transfer to Buyer and Buyer will buy, accept and receive from Seller, all of Seller’s right, title and interest in and to the following assets (the “Assets”):

(a)

the real estate and buildings described in Schedule 1 (the “Premises”);

(b)

the furniture, fixtures, equipment, automated teller machines, and other personal property described in Schedule 2, but specifically excluding licensed goods, signs, or other materials bearing the words “The Baraboo National Bank” or its associated logos, variations, or derivatives and other records of Seller not related to the Assets or Liabilities (defined below) (the “Personal Property”);

(c)

all teller, vault, ATM and petty cash at the Rhinelander Branch at the Effective Time (defined below) (the “Cash on Hand”);

(d)

all Rhinelander Branch prepaid expenses, including utility expenses, special assessments (to the extent such special assessments are due and payable at the Effective Time), ad valorem taxes, deposit insurance premiums (if any) to the extent they inure to the benefit of Buyer (including premiums payable or previously paid in connection with the insurance of the Deposit Accounts (defined below) (“FDIC Insurance”)), prepaid service contracts that may be transferred to Buyer and will benefit Buyer, and other prepaid or subsequently payable expenses expressly agreed to in writing between Buyer and Seller described on Schedule 3, all of which shall be included with the Assets and prorated on a daily basis between Buyer and Seller as of the Effective Time to the extent determinable prior to the completion of the Preliminary Settlement Statement (defined below) as described in Section 3 and reflected thereon, and to the extent not determinable by such time, on the Final Settlement Statement (defined below) (the “Prepaid Expenses”);

(e)

the loans and lines of credit (including overdraft protection lines of credit associated with the Deposit Accounts) (exclusive of the allowance for loan losses) graded “4” or better under Seller’s internal loan gradation criteria, including, without limitation, all of the interest receivable on such loans and all servicing rights on such loans, attributable to the Rhinelander Branch and the Elcho Branch, each as described in Schedule 4 (the “Loans”), but not including (i) those loans listed on Schedule 4(a), and (ii) any negative DDA account balances for which no deposit has been made within fourteen (14) days prior to the Closing Date (the “Excepted Loans).  All of the loans graded “5” or worse at the Rhinelander Branch and the Elcho Branch, and all Excepted Loans shall be excluded from the Assets and shall be retained by Seller.  Buyer may at any time on or before the Closing Date by written notice to Seller transfer any Loan from Schedule 4 to Schedule 4(a) if Buyer has bona fide concerns respecting the collectability of such Loan (and thereafter such Loan shall be an Excluded Loan);

(f)

all right, title and interest of Seller in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 3(c) below) conducted at the Rhinelander Branch as of the Effective Time;

(g)

all original records and documents related to the Assets transferred or Liabilities assumed by Buyer that are maintained by Seller and available for delivery to Buyer in whatever form presently maintained by Seller;

(h)

goodwill associated with the Rhinelander Branch; and

(i)

the rights of Seller to the telephone numbers used at the Rhinelander Branch, if permitted by the provider.

Seller will not sell, assign or transfer and Buyer will not purchase any assets of Seller other than the Assets, including without limitation, service contracts, mortgage servicing rights on any loans, and any of Seller’s intangible assets (other than the goodwill associated with the Rhinelander Branch).

2.

Assumption of Liabilities.  Subject to satisfaction of the Conditions Precedent on the Closing Date the Buyer will assume the following liabilities as of the Closing Date (the “Liabilities”):

(a)

all of Seller’s obligations relating to all deposit accounts attributable to the Rhinelander Branch and all interest payable with respect to such deposit accounts as described in Schedule 5 (the “Deposit Accounts”) other than the Deposit Accounts for which a negative account balance exists and no deposit has been made by the account holder within fourteen (14) days prior to the Closing Date;

(b)

all of the accounts payable specifically related to the Assets, which accounts payable are described in Schedule 6 (the “Accounts Payable on Account of Assets”);

(c)

the Contracts (defined below) identified on Schedule 7 (“Assumed Contracts”), if the Contracts can be transferred in accordance with their terms;

(d)

the safe deposit business of the Rhinelander Branch, including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof for the period for which those persons have paid rent therefor in advance to Seller, subject to the agreed allocation of such rents, attributable to and pro rated to reflect the period before and after the Closing Date as provided in Section 3(c) below; and

(e)

all of Seller’s obligations related to lines of credit included in the Loans.

Buyer will not assume and will not discharge nor be liable for debts, liabilities or obligations of Seller except those Liabilities expressly assumed by Buyer.

3.

Calculation and Allocation of Purchase Price.

(a)

Purchase Price.  The purchase price of the Assets (the “Purchase Price”), which shall be offset against the amount owed to Buyer by Seller for the assumption of the Liabilities, will be an amount equal to the sum of the following:

(i)

the depreciated book value of the Premises as of the month end immediately prior to the Closing Date;

(ii)

the aggregate amount of the depreciated book value of the Personal Property as of the month end immediately prior to the Closing Date;

(iii)

the aggregate amount of Cash on Hand;

(iv)

the aggregate amount of the Prepaid Expenses;

(v)

the aggregate principal amount of the Loans, plus accrued and unpaid interest thereon;

(vi)

1.65% of the daily average ledger balance for the 30 calendar days immediately preceding and including the Closing Date of the Core Deposits (defined below) without defined maturity dates, and as of the Closing Date for Core Deposits with defined maturity dates (the “Deposit Premium”).  For purposes of this Agreement the term “Core Deposits” shall mean all deposits held at the Rhinelander Branch, excluding deposits of government units and other public entities, brokered deposits and any individual deposit account balance in excess of $250,000.

(b)

Calculations.  Solely for purposes of facilitating the calculation of the cash due Buyer on the Closing Date, Seller shall provide to Buyer, five (5) business days before the Closing Date, a preliminary calculation (the “Preliminary Settlement Statement”) in the form attached as Exhibit A, based on the Assets and Liabilities on that date as reflected on the books of Seller, and the cash due at the Closing (defined below) shall be based upon such preliminary calculation.  Within twenty (20) business days after the Closing Date, Seller shall provide to Buyer a final calculation in the form attached as Exhibit A based on the Assets and the Liabilities as of the Closing Date (the “Final Calculation”).  Any objection by Buyer to such Final Calculation must be raised in a written notice delivered to Seller within five (5) business days after Buyer receives such Final Calculation (“Buyer Objection”).  In the event Buyer delivers a Buyer’s Objection, then:

(i)

The parties shall attempt in good faith to reconcile the differences between the Final Calculation prepared by Seller (“Seller’s Calculation”) and the Final Calculation determined by Buyer (“Buyer’s Calculation” and, together with the Seller’s Calculation, the “Calculations”) and, in this event the parties may agree on a Final Calculation that is different from either Seller’s Calculation or Buyer’s Calculation.

(ii)

If, within 30 days of Buyer’s delivery of its Buyer’s Objection, the parties are unable to agree on the Final Calculation, the dispute shall be resolved by submitting the matter to a firm of independent certified public accountants (the “Independent Accountant”) for its determination of the Final Calculation.  The parties shall attempt in good faith to agree on the selection of the Independent Accountant but, if they cannot agree, then each party shall designate a firm of certified public accountants (who need not be “Independent” as that term is defined below for purposes of this subsection) who shall together, in turn, select a third Independent Accountant to determine the Final Calculation.  The selection of the third Independent Accountant by the process set forth in the preceding sentence shall be conclusive and binding upon the parties.

(iii)

The Independent Accountant, by whatever means selected, shall make a determination of the Final Calculation by selecting either the Seller’s Calculation or Buyer’s Calculation after reviewing the Calculations and the supporting documentation provided by Seller and Buyer and such other information as it shall reasonably request from the parties; provided, that if but only if the Independent Accountant determines that both the Seller’s Calculation and the Buyer’s Calculation contain one or more errors, then the Independent Accountant shall make its own determination of the Final Calculation.

(iv)

The determination of the Final Calculation by the Independent Accountant shall be in writing and shall be delivered to the parties within thirty (30) days of submission to it of the Calculations together with such supporting documentation as the Independent Accountant shall require and shall be binding and conclusive on the parties absent manifest error.

(v)

The Buyer (if the Seller’s Calculation is selected by the Independent Accountant) or the Seller (if the Buyer’s Calculation is selected) shall be responsible for the payment of the fees of the Independent Accountant; otherwise, if the Independent Accountant makes its own determination of the Final Calculation, then Buyer and Seller shall each be responsible for the payment of one-half of the fees of the Independent Accountant.

(vi)

For purposes of this Section, “Independent” when referring to the Independent Accountant shall mean, in addition to the indicia of independence as established by rules and standards applicable to the accounting profession, that the Independent Accountant shall not, within the five (5) year period preceding the date of its selection, have rendered services of any kind to Seller or Buyer or any of their respective affiliates nor shall it be on the date of its selection under consideration to provide any such services to Seller or Buyer or any of their respective affiliates in the future.

(vii)

The parties may at any time agree to abandon the procedure for having the Independent Accountant determine the Final Calculation and agree on a Final Calculation (which may be different from either Seller’s Calculation or Buyer’s Calculation) and the sharing of costs of the process to that point.

Promptly upon receipt of an undisputed Final Calculation or, if there is any dispute, upon resolution of such dispute by whatever process, additional appropriate consideration shall be paid by Seller, or appropriate refund made by Buyer, as the case may be.

(c)

Allocation of Safe Deposit Rental Payments.  In addition to all other calculations described herein, safe deposit rental payments received from customers of the Rhinelander Branch shall be calculated by Seller as of the Closing Date.   Amounts prepaid to Seller based upon such calculation, pro rated as of the Closing on the basis of each safe deposit box lease, shall be paid to Buyer or deducted from the Purchase Price.  The names and addresses of all safe deposit box renters together with the lease period of such boxes and the amount paid therefor, is set forth on Schedule 8.

(d)

Allocation of the Purchase Price.  The Purchase Price will be allocated in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  Seller and Buyer will reduce such allocation to writing as soon as is practicable.  In addition, Seller and Buyer each will timely file any information that may be required to be filed pursuant to regulations promulgated under Section 1060(b) of the Code.  Neither Seller nor Buyer will file any tax return or other document or otherwise take any position which is inconsistent with the allocation made pursuant to this Section.

4.

Payment of the Purchase Price.  The Purchase Price will be paid as follows:

(a)

Assumption of Liabilities.  Buyer will assume all of the Liabilities for the Deposit Accounts and the other assumed liabilities as provided in Section 2 and no other liabilities.

(b)

Cash Payment at the Closing.  On the Closing Date, Seller will transfer to Buyer, via wire transfer, a payment in immediately available funds in an amount that is equal to the amount calculated on the Preliminary Settlement Statement.

5.

Closing and Closing Date.  The consummation of the transactions contemplated under this Agreement (the “Closing”) will take place on a Friday on or before April 30, 2014 at such time and place as may be mutually agreed on by Seller and Buyer (the “Closing Date”), upon satisfaction by Buyer and Seller of all Conditions Precedent and shall be deemed effective as of 12:00:01 A.M. Central Time on the business day following the Closing Date (the “Effective Time”).  The Rhinelander Branch will not be open for banking business on the Saturday following the Closing Date, notwithstanding that the Rhinelander Branch may keep regular Saturday banking hours.

6.

Transfer of Premises.  The Premises will be conveyed under the following terms and conditions:

(a)

Environmental Assessment.

(i)

Buyer shall have the right (but not the obligation) to within thirty (30) days of the date hereof engage a qualified environmental consulting firm to perform a Phase I environmental assessment of the Premises in accordance with ASTM standard 1527-05 or 1527-13 (the “Environmental Assessment”).  The costs of the Environmental Assessment shall be borne by the Buyer.  Buyer shall deliver a copy of any such Environmental Assessment to Seller promptly upon receipt.  In the event the Environmental Assessment identifies a Recognized Environmental Condition (“REC”) (as such term is defined in the ASTM standard) with the Premises, Buyer will give Seller written notice of such REC within ten (10) business days of the receipt of the Environmental Assessment (together with all information it possesses relating to the REC).  Within sixty (60) days of the receipt of the notice from Buyer, Seller may, but is not obligated to, complete a physical examination and investigation of the REC revealed in the Environmental Assessment (the “Phase II Survey”)  The subject, scope, manner and method of the Phase II Survey will be subject to Buyer’s timely prior review and reasonable approval.  Within ten

(10) business days of Seller’s receipt of a final written report of the Phase II Survey, Seller will deliver to Buyer copies of the Phase II Survey, all written reports, analytical data, correspondence, notices or other written materials relating thereto.

(ii)

In the event Seller elects not to conduct a Phase II Survey, or if Seller elects to conduct a Phase II Survey and it confirms the presence of Hazardous Substances (defined in Section 11(c)) on the Premises, Buyer will have a period of fifteen (15) days from receipt of notice from Seller of Seller’s election not to conduct a Phase II Survey or from receipt of the Phase II Survey, as the case may be, to (a) accept the Premises “as is,” or (b) notify Seller in writing that Buyer has elected to terminate this Agreement.  In the event Buyer fails to make a timely objection under this section this contingency will be deemed waived.  If a Phase II Survey is conducted and no Hazardous Substances are determined to be present at concentrations above applicable clean-up standards, Buyer will be obligated to compete the transactions contemplated by this Agreement within thirty (30) days of receipt of the Phase II Survey or the satisfaction of the Conditions Precedent, whichever is later.

(b)

Title.

(i)

Within thirty (30) days of the execution of this Agreement, Seller will provide Buyer with a commitment from a Wisconsin-licensed title insurance company selected by Seller (the “Title Company”) to issue an owner’s title insurance policy on the current ALTA form, without extended coverage over standard or pre-printed title exceptions and underwritten by a nationally recognized title insurance underwriter, for an amount equal to the net book value of the Premises determined pursuant to Section 3(a)(i) of this Agreement upon the recording of proper documents and payment of the applicable premium to the Title Company (the “Title Commitment”).  The Title Commitment will be delivered together with legible copies of all background title documents referenced in the Title Commitment and will show title to the Premises as of a date no more than fifteen (15) days before the Title Commitment is provided to Buyer and will be sufficient to insure good and marketable fee simple record title to the Premises except for municipal and zoning ordinances and related agreements, recorded easements, recorded building and use restrictions and covenants, general taxes levied in the year in which the Closing Date falls and any other matters approved by Buyer (collectively the “Permitted Encumbrances”).

(ii)

Upon receipt of the Title Commitment and its related background title documents, Buyer will have fifteen (15) business days to examine the Title Commitment and notify Seller in writing of any defects or objections affecting the marketability of the title to the Premises which are not included in the Permitted Encumbrances.  Seller will then have forty-five (45) days to cure the defects and objections.  If Seller elects not to cure the defects and objections or fails to cure the defects or objections within such forty-five (45) day period, Buyer will have the option to (A) terminate this Agreement by giving written notice of termination to Seller; or (B) accept title to the Premises subject to the defects and objections with no reduction in the price allocated to the Premises, in which case the defects and objections will be deemed Permitted Encumbrances.

(iii)

Seller will pay the cost of the Title Commitment, gap coverage and the cost of any real estate transfer tax imposed by state or local law on the conveyance of the Premises.  Buyer will pay the cost of any investigation of the Premises desired by Buyer and the cost of any additional title coverage or special endorsements.  Buyer will pay for the cost of recording the special warranty deed.

(c)

Survey. Buyer may obtain, within sixty (60) days following the effective date of this Agreement, at Buyer’s expense, in the format meeting the requirements of an ALTA/ACSM survey (and bearing a certification and showing such Table A requirements as reasonably required by Buyer) of the Premises (the “Survey”), which shall (i) be prepared by a Wisconsin registered land surveyor, (ii) be certified to Buyer and such others as Buyer may reasonably request (and a copy shall be provided to Seller and the Title Company), (3) not reflect any matters other than Permitted Encumbrances, and (4) be prepared in form satisfactory to the Title Company such that the Title Commitment will contain no exceptions for matters of survey to which Buyer reasonably objects.  If Buyer determines that any matters disclosed in the Survey are reasonably objectionable to Buyer, Buyer shall so notify Seller within five (5) business days following Buyer’s receipt of the Survey, and Seller shall have fifteen (15) business days thereafter to have such objections removed or to provide for positive insurance against such items by the Title Company.  If Seller fails to provide such remedies within such fifteen (15) business day period, Buyer may terminate this Agreement by giving written notice of termination to Seller.  Any matters not objected to by Buyer in the manner set forth in this section shall become Permitted Encumbrances.  Seller agrees to provide Buyer with a copy of any prior surveys of the Premises that are in the possession of Seller; provided, however, Seller makes no representation or warranty regarding the completeness or veracity of any prior surveys delivered to Buyer hereunder and any reliance by Buyer on such surveys shall be at Buyer’s sole risk.

(d)

Conveyance of Premises.  On the Closing Date, Seller will convey the Premises by special warranty deed, free and clear of all liens and encumbrances except the Permitted Encumbrances.

7.

Obligations at Closing.

(a)

At Closing, Seller shall deliver to Buyer the following:

(i)

the cash payment required by Section 4(b);

(ii)

a special warranty deed conveying to Buyer marketable fee simple title to the Premises, subject to the Permitted Encumbrances;

(iii)

an affidavit, in a form reasonably acceptable to the Title Company, for the purpose of removing the standard exceptions from the title policy for construction liens not yet of record and rights or claims of parties in possession not shown by public records, stating that, as of the Closing Date, no labor or materials have been provided in connection with any improvement to the Premises for which full payment has not been made and accepted and that there are no parties other than Seller in possession of the Premises;

(iv)

a bill of sale conveying the Assets (excluding the Premises) to Buyer in substantially the form attached as Exhibit B to this Agreement;

(v)

a personal “GAP” undertaking of Seller, as may be reasonably required by the title company to issue a “GAP” endorsement or coverage to the title policy;

(vi)

the following documentation evidencing the transfer of the Loans to Buyer: (A) for each Loan secured by real estate, an assignment of mortgage, completed with respect to each applicable loan and in recordable form, which will be recorded (and the recording fee paid for) by Buyer; (B) for each Loan secured by collateral described in Uniform Commercial Code filings, a Uniform Commercial Code amendment form assigning Seller’s interest in all collateral to Buyer, completed with respect to each applicable Loan, which will be filed (and the filing fee paid for) by Buyer following the Closing Date; (C) for Loans secured by vehicles, boats, or other personal property evidenced by a certificate of title, at Seller’s option, either an appropriate assignment form (acceptable to Buyer in its reasonable discretion) or a limited power of attorney authorizing Buyer to sign appropriate documentation that evidences the transfer of the Loans to Buyer on the records of the Wisconsin Department of Transportation and/or the Wisconsin Department of Natural Resources; and (D) for Loans secured by credit life insurance, the appropriate assignment (acceptable to Buyer in its reasonable discretion) of the credit life insurance policy;

(vii)

an assignment agreement prepared by Seller assigning all of its rights, title and interest to the safe deposit box rental agreements between Seller and its safe deposit box customers at the Rhinelander Branch;

(viii)

an Assignment of Documents in substantially the form attached as Exhibit C to this Agreement;

(ix)

all contracts, leases or other written agreements respecting the Assets then in force and all leases and agreements with respect to Seller’s safe deposit boxes;

(x)

all collateral security of any nature whatever physically held by Seller as security for any Loan; and powers of attorney or other instrument satisfactory to Buyer’s counsel authorizing Buyer and its representatives to endorse in Seller’s name any checks, drafts, notes or other documents received in payment of the Loans;

(xi)

certified copies of resolutions of Seller’s directors authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement;

(xii)

a certificate executed by an executive officer of Seller certifying that conditions (b) and (c) of Section 9 have been satisfied;

(xiii)

all schedules to this Agreement updated to a date no more than five (5) days before the Closing Date;

(xiv)

copies of all books and records relating to the Assets and the Liabilities;

(xv)

a copy of each regulatory approval required in conjunction with the transactions contemplated by this Agreement;

(xvi)

certified copies of resolutions of Seller’s directors authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement; and

(xvii)

from time to time at Buyer’s request (whether at or after Closing and without further consideration) such further instruments of conveyance and transfer as may reasonably be required to vest in Buyer good and marketable title to all of the Assets including, but not limited to, assignments of mortgages, contracts and financing statements; and Seller will take such other action as Buyer reasonably may request to convey and transfer more effectively to Buyer any of the Assets.

(b)

At the Closing, Buyer will deliver to Seller the following:

(i)

a copy of each regulatory approval required in conjunction with the transactions contemplated by this Agreement;

(ii)

certified copies of resolutions of Buyer’s directors authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement;

(iii)

a certificate by an executive officer of Buyer certifying that condition (a) of Section 8 has been satisfied; and

(iv)

such other documents as are reasonably requested by Seller.

(c)

At the Closing, Buyer and Seller will deliver the following documents dated as of the Closing Date:

(i)

the Preliminary Settlement Statement described in Section 3(b);

(ii)

a completed Wisconsin Real Estate Transfer Tax Return for the Premises;

(iii)

an assignment and assumption agreement whereby Seller assigns all of its right, title and interest in and to the Assets (excluding the Premises) to Buyer and whereby Buyer assumes the Liabilities (a form of which is attached as Exhibit D to this Agreement.  This agreement will reflect that the transfers are without recourse to Seller except as required by applicable law or otherwise provided in this Agreement; and

(iv)

an assignment, transfer and appointment of successor custodian for individual retirement accounts substantially in the form attached as Exhibit E to this Agreement.

8.

Conditions Precedent to Seller’s Obligations.  The obligations of Seller under this Agreement are, at the option of Seller, subject to the following conditions precedent (the “Conditions Precedent”) that at or before the Closing:

(a)

there shall have been no breach by Buyer in the performance of any of its covenants herein and each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects at the Closing as though made at Closing;

(b)

the directors of Buyer shall have taken all corporate action necessary to approve the transactions contemplated in this Agreement and certified copies of resolutions duly adopted by the directors of Buyer in form and substance satisfactory to counsel for Seller in connection with the foregoing shall have been furnished to Seller;

(c)

This Agreement and the transactions contemplated hereunder shall have been approved by all necessary state and federal regulatory agencies, all conditions to such approval shall have been satisfied or waived and all statutory waiting periods shall have expired;

(d)

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)

no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any government entity that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement; and

(f)

No proceeding initiated by any governmental entity seeking an Injunction shall be pending.

9.

Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the following conditions precedent (also the “Conditions Precedent”) that at or before Closing:

(a)

this Agreement and the transactions contemplated hereunder shall have been approved by all necessary state and federal regulatory agencies, all conditions to such approval shall have been satisfied or waived and all statutory waiting periods shall have expired;

(b)

there shall have been no breach by Seller in the performance of any of its covenants herein, and each of the representations and warranties of Seller contained or referred to in this Agreement shall be true and correct in all material respects at the Closing as though made at the Closing;

(c)

there shall have not been, between the date of this Agreement and the Closing Date:

(i)

any material adverse change in the business or condition, financial or otherwise, of the Rhinelander Branch;

(ii)

any loss, taking, condemnation, destruction or physical damage, whether or not insured with respect to the Premises; or

(iii)

any adverse federal, state or local legislative or regulatory change affecting in any material respect the business of the Rhinelander Branch;

(d)

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)

no statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement;

(f)

the data conversion shall be scheduled with the data processing provider of each of Seller and Buyer to be completed over the weekend of the Closing Date; and

(g)

Seller shall have delivered to Buyer a list and description of each of the Seller’s policies of insurance relating to any and all of the Assets.

10.

Personnel Matters.

(a)

Buyer contemplates that it may retain some of the employees of Seller at the Rhinelander Branch to become employees of Buyer after the Closing hereunder (“Continuing Employees”) if Buyer reaches satisfactory employment understandings with such employees, but nothing herein shall be deemed to require Buyer to employ any employee of Seller.  Any employees not hired by Buyer upon the Closing are hereinafter referred to as “Non-continuing Employees”.

(b)

Immediately prior to the Closing Date, Seller shall terminate the employment of the Continuing Employees and Seller shall make all payments to such employees for wages, incentive compensation, commissions, bonuses, and vacations owing to or accruing by such employees prior to the Closing Date.

(c)

The Personnel Matters Schedule attached as Schedule 9 (which  Buyer and Seller acknowledge will not be completed at the time this Agreement is executed and will instead be completed prior to Closing) lists each Continuing Employee’s hire date, base salary and other compensation (including incentives, bonuses, commissions, stock based awards, perquisites, etc.) during the preceding 12-month period, and identifies the normal work schedule for each Continuing Employee.

(d)

To the extent permitted by applicable law, each Continuing Employee who accepts Buyer’s offer of employment will be eligible to participate in all employee welfare benefit plans and other fringe benefits and perquisites (“Buyer’s Plans”) extended to employees holding comparable positions with Buyer, and will be given credit for eligibility and vesting purposes under all employee retirement plans covering employees of Buyer in existence at the Effective Time for length of service with Seller.  Continuing Employees shall not be subject to exclusions for pre-existing medical conditions nor subject to any waiting periods for medical or dental plan coverage except to the extent recognized under Buyer’s Plans.  Buyer will admit Continuing Employees who have satisfied the eligibility service requirement of Buyer’s retirement plan to such plan on the Effective Time and will permit all Continuing Employees to roll over any payments distributed in cash from the retirement plan of Seller to Buyer’s 401(k) Plan, as permitted by IRS regulation.

(e)

In addition to the other information specifically provided for herein, Seller shall furnish to Buyer such employee information and such descriptions of personnel policies, procedures, and benefit plans applicable to Continuing Employees as Buyer may reasonably request, both prior to and after the Closing Date, including (without limitation) years of service to be counted for eligibility and vesting purposes under any employee benefit plans and information pertinent to determinations concerning COBRA coverage.  “COBRA Coverage” means any and all health continuation obligations under ERISA Section 601, Code Section

4980B and applicable state law arising from an individual’s loss of coverage under Seller’s health plan, whether before or after the Closing Date.  Seller will provide COBRA notices, election forms and coverage to all of its former and current employees (including all the Continuing Employees) who have timely elected or will timely elect COBRA coverage as required under COBRA.

(f)

Buyer agrees to pay Seller at the Closing additional cash consideration in the amount of Forty-Five Thousand Five Hundred and 00/100ths Dollars ($45,500.00), which Seller agrees to use to provide severance benefits to the Non-continuing Employees whose employment is terminated as a result of the transactions contemplated by this Agreement (“Severance Funds”).  Seller may determine in its sole discretion how to allocate the Severance Funds to such Non-continuing Employees.

11.

Representations and Warranties of Seller.  Seller hereby makes the following representations and warranties to Buyer:

(a)

Seller is a national bank duly organized and existing in good standing under the laws of the United States, and is entitled to own its properties and to carry on its banking business as and in the places where such properties are now owned and operated and such business is now conducted; Seller is an insured bank pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and no act or default on the part of Seller has occurred that might materially and adversely affect the status of Seller as an insured bank.

(b)

Seller owns outright and has good and marketable title to all the Assets, and the Assets are not subject to any mortgage, lien, lease, security interest, charge or encumbrance or adverse claim of any nature whatsoever, and upon the execution of the documents of transfer, conveyance and assignment by Seller at Closing, good and marketable title to the Assets will be vested in Buyer.  The Assets include all assets used in and necessary to the operation of the Rhinelander Branch, and all of the Assets are located at the Premises.

(c)

Seller’s operation of the Premises is in compliance with all Applicable Environmental Laws (defined below) (except where such non-compliance would not have a material adverse effect on the business or financial condition of the Rhinelander Branch).  Seller has not used, stored released, discharged or disposed of Hazardous Substances (defined below) on the Premises or at any off-site location in violation of any Applicable Environmental Laws (except where such violation would not have a material adverse effect on the business or financial condition of the Rhinelander Branch).  To Seller’s knowledge, no other party has engaged in any such use, storage, disposal, discharge or release of any such Hazardous Substance on the Premises, and to the knowledge of Seller, the Premises are free of any petroleum products, Hazardous Substances or underground or above-ground storage tanks.  Seller has not “controlled” or “directed” any borrower such that Seller would be subject to any liability with respect to any environmental matters in connection with any borrower’s operations or any borrower’s property.  For purposes of this Agreement, “Applicable Environmental Laws” shall mean any applicable federal, state or local law, rule or regulation pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901, et seq.; the Clean Water Act, 33

U.S.C. §§1251, et seq.; the Hazardous Materials Transportation Act, as amended, 40 U.S. C. §§1801, et seq.; and the federal Clean Air Act, as amended, 42 U.S.C. §§7401, et seq.  As used in this Agreement, the term “Hazardous Substance or Substances” means any hazardous or toxic substances, materials or wastes regulated by or under Applicable Environmental Laws.

(d)

There are no pending or, to Seller’s knowledge, threatened legal, administrative arbitration or other proceedings, claims, actions or causes of action seeking to impose, or that reasonably could be expected to result in the imposition, on the Seller of any liability or obligation under Applicable Environmental Laws, which liability or obligation would have a material adverse effect on the Rhinelander Branch.  Neither the Seller nor the Premises is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Applicable Environmental Laws.

(e)

All Loans have been made and maintained in the ordinary course of business, in accordance with Seller’s customary lending standards and written loan policies and in compliance with all applicable laws and regulations, other than minor discrepancies that do not affect the enforceability or collectability of any Loan.  Seller’s loan files for the Loans (the “Loan Files”) contain all notes, leases and other evidences of any indebtedness, including without limitation all loan agreements, loan participation agreements and certificates, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans (the “Loan Documents”).  No Loan is contractually past due ninety (90) days or more in the payment of any required principal or interest, no Loan is on non-accrual status, and no Loan is classified as “other loans specially mentioned,” “special mention,” “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or words of similar import.  All Loan Documents are correct in amount, genuine as to signatures of every party thereto, including, but not limited to makers and endorsers and of Seller, and were given for valid consideration and are enforceable in accordance with their respective terms, and none of the obligations represented by the Loan Documents have been modified altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents or as a result of bankruptcy or other debtor’s relief laws of general application.  To best of Seller’s knowledge, no maker, signatory or guarantor on any Loan is in bankruptcy and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller.  No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Seller, no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim.  The Seller has made no commitment to make loans or to modify the terms and conditions of any loan other than as set forth in the Loan Files.

(f)

All Loans comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

(g)

The Seller has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it and such proper perfection continues to be in effect.

(h)

The Deposit Accounts are in all material respects genuine and enforceable obligations of Seller and have been acquired and maintained in compliance with all applicable state and federal laws, regulations and rules, including without limitation, the Truth in Savings Act and regulations promulgated thereunder, and were acquired in the ordinary course of Seller’s business.

(i)

There are no actions, claims, suits, proceedings or investigations pending or threatened against or affecting the Assets or the Liabilities or the business of Seller at law or in equity or otherwise, which involve the likelihood of any material adverse judgment or liability, and there are no unsatisfied judgments of record against Seller.

(j)

Seller has no knowledge of any actual or potential loss of any material business, customers, or employees with respect to the Rhinelander Branch.

(k)

The execution and delivery of this Agreement have been, and the execution and delivery by Seller of all documents and agreements to be delivered by Seller at the Closing pursuant to the provisions of this Agreement will be, duly and validly authorized in accordance with the laws of the State of Wisconsin and the United States and with the articles of incorporation and bylaws of Seller; and this Agreement is, and all such other documents and agreements when delivered will be, valid and binding upon Seller in accordance with their respective terms.

(l)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, will: (i) result in a breach of Seller’s articles of incorporation or bylaws; (ii) result in a material breach of any term, condition, or provision of, give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any material lien, charge, or encumbrance upon any property or asset of Seller used in connection with the business of the Rhinelander Branch or the Elcho Branch, pursuant to any note, bond, mortgage, indenture, license, agreement, or other written instrument or obligation to which Seller is a party; or (iii) subject to the receipt of the appropriate regulatory approvals, violate any statute, law, writ, injunction, decree, regulation, or order of any governmental or regulatory authority applicable to Seller.

(m)

The Personal Property comprising part of the Assets is in good working order, reasonable wear and tear excepted, and fit for the purpose of the conduct of the business of the Rhinelander Branch.

(n)

Seller has provided or made available to Buyer a complete list of all employees employed at the Rhinelander Branch and a true and correct copy of each employee’s complete employment record/file.  All employment records/files have been maintained in compliance with all applicable laws regarding employment and employment practices, and contain the information an ordinary and typical bank employer would retain in an employee’s employment record/file.  There are no employment agreements or noncompete agreements with employees employed at the Rhinelander Branch.

(o)

Seller has made available to Buyer complete and accurate copies of all contracts, agreements, leases, relationships and commitments, including material service agreements, to which it is bound which relate to the Rhinelander Branch (collectively, “Contracts”).

(p)

None of the foregoing representations and warranties, and no financial information or written statement furnished or to be furnished to Buyer pursuant to this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading.

(q)

There are no third parties in possession of any of the Premises; there are no leases, tenancies, licenses, or other agreements for the use or occupancy of any portion of the Premises; there are no other rights of possession or use with respect to the Premises that have been granted to any third party or parties; and no third party has any option, contract, or other agreement with respect to the purchase or sale of any of the Premises.

(r)

There are no construction contracts, contracts for repair or maintenance, contracts for provision of services or other contracts relating to the Premises that are currently in effect.

(s)

Seller possesses or will possess on the Closing Date sufficient financial resources to consummate the transactions contemplated by this Agreement.

(t)

Subject to any necessary governmental approval, Seller has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby.  This Agreement and the transactions contemplated hereby have been duly authorized by appropriate corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller in accordance with its terms.  Seller is aware of no condition, circumstance, or event that would preclude or materially delay receipt of all regulatory approvals that are required to consummate the transactions contemplated by this Agreement.

(u)

Other than as expressly set forth in this Section 11, Seller hereby shall convey the Premises to Buyer on an “AS IS, WHERE IS” basis, without any representation or warranty.  Seller specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (a) the nature and condition of the Premises, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Premises, and the suitability thereof and of the Premises for any and all activities and uses which Buyer may elect to conduct thereon, (b) the profitability or losses or expenses relating to the Premises and the businesses conducted in connection therewith, (c) the value of the Premises, (d) the physical condition of the Premises, and (e) the legal or tax consequences of this Agreement or the transactions contemplated hereby.  Buyer acknowledges that except as expressly set forth in this Section 11, Seller has not made an independent investigation or verification of the accuracy or completeness of any documents, studies, surveys, information or materials which were prepared by parties other than Seller and which will be provided, or made available, to Buyer.  Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and other than as expressly set forth in this Agreement, Seller makes no representations or warranties, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, suitability or fitness for a particular purpose or otherwise.  Except for Seller’s representations set forth in this Section 11, Buyer is purchasing the Premises solely in reliance on Buyer’s own investigations and those of Buyer’s agents, and Buyer is not relying on any statements, information, and/or other material provided by Seller or Seller’s agents.

12.

Representations and Warranties of Buyer.  Buyer hereby makes the following representations and warranties to Seller:

(a)

Buyer is a state chartered bank duly organized and existing in good standing under the laws of the State of Wisconsin, and is entitled to own its properties and to carry on its banking business as and in the places where such properties are now owned and operated and such business is now conducted; Buyer is an insured bank pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and no act or default on the part of Buyer has occurred that might materially and adversely affect the status of Buyer as an insured Bank.

(b)

Subject to any necessary governmental approval, Buyer has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; this Agreement, the transactions contemplated hereby, and the obligations assumed by Buyer hereunder have been duly authorized by appropriate corporate action on the part of Buyer; and this Agreement is a valid and binding obligation of Buyer in accordance with its terms.

(c)

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not conflict with or violate any contract or agreement to which Buyer is a party, are not contrary to the articles of incorporation and bylaws of Buyer, and are not contrary to any order by any court to which Buyer is subject.

(d)

Buyer possesses or will possess on the Closing Date sufficient financial resources to purchase the Assets and assume the Liabilities hereunder.

(e)

There is no investigation, action, arbitration, suit, proceeding or claim, or governmental proceeding pending or, to the knowledge of Buyer, threatened against Buyer that would materially and adversely affect the transactions contemplated by this Agreement.

(f)

Buyer is aware of no condition, circumstance or event that would preclude or materially delay receipt of all required approvals that are required to consummate the transactions contemplated by this Agreement.

(g)

None of the foregoing representations and warranties, and no document or written statement furnished or to be furnished to Seller pursuant to this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading.

13.

Seller’s Covenants.  Seller covenants with Buyer that, from the date hereof to Closing, Seller, except with the prior written consent of Buyer, will not:

(a)

fail to carry on its business with respect to the Assets and Liabilities in the same manner as it is now being conducted (including without limitation through the transfer of any Deposit Accounts to or from the Rhinelander Branch, except upon the unsolicited request of a customer of either the Rhinelander Branch or the Elcho Branch);

(b)

sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or cancel any of the Liabilities, except in the ordinary course of business;

(c)

fail to use reasonable efforts to maintain and preserve its business and goodwill and its existing relationships with its customers and others having business relationships with it at the Rhinelander Branch;

(d)

fail to maintain all existing policies of insurance with respect to the Rhinelander Branch in their present form and with their present coverage or to maintain all fidelity bonds or indemnity agreements concerning the fidelity of its employees at the Rhinelander Branch;

(e)

enter into any employment, agency or other contract or arrangement with respect to the Rhinelander Branch for the performance of personal services that is not terminable without liability to Buyer;

(f)

fail to comply with any law, rule, regulation or order applicable to it if such failure would adversely affect its condition (financial or otherwise) or its ability to operate its business;

(g)

set interest rates at the Rhinelander Branch in a manner inconsistent with prior policies or practice, or without limiting the generality of the foregoing, (i) accept any deposits at higher than prevailing market rates paid by banks (expressly excluding credit unions or other non-bank financial institutions) located within a fifteen (15) mile radius of the Rhinelander Branch, (ii) accept any broker deposits, or (iii) employ any special promotions to increase deposits.  Not less than five (5) business days prior to the Closing Date, the Seller shall provide the Buyer with a list of Deposit Accounts, corresponding interest rates paid on the Deposit Accounts and other information necessary for the Buyer to verify the rates paid by the Seller on Deposit Accounts subject to this subsection;

(h)

fail to maintain all Personal Property pending Closing in good condition reasonable wear and tear excepted;

(i)

acquire or dispose of any furniture, fixtures or equipment for the Rhinelander Branch other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business, except that Seller shall make no capital expenditures, contract for or commit to capital expenditures in excess of $20,000.00 for any one (1) project in connection with the Rhinelander Branch except with written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed;

(j)

except for any bonus that may be paid by Seller prior to Closing or any customary year-end raises, pay or commit to pay any salary, fee, or other compensation to any of its Employees at the Rhinelander Branch at a rate in excess of that prevailing on the date hereof;

(k)

make any new loans at the Rhinelander Branch or the Elcho Branch, modify the terms of any existing loan, or engage in any other transactions (other than routine banking transactions) with any Affiliated Person of the Seller.  “Affiliated Person” shall mean director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater shareholder, general partner or 10% or greater trust beneficiary;

(l)

make or agree to make any new loan at the Rhinelander Branch or the Elcho Branch in excess of One Hundred Thousand Dollars ($100,000.00) or more in the aggregate to any one borrower;

(m)

renew or extend any existing loan at the Rhinelander Branch or the Elcho Branch except on substantially the same terms and conditions.  For purposes of this Section 13(m), “substantially the same terms and conditions” shall be deemed to include the renewal of a Loan at an interest rate based on a formula where the formula remains the same but the “best rate” component of the formula has changed since the Loan was originally made, and further to include terms that are competitive with other financial institutions within a fifteen (15) mile radius of either the Rhinelander Branch or the Elcho Branch, as applicable, except that if Buyer does not object within twenty-four (24) hours after confirmation of receipt of the notification from Seller of an intent to renew a Loan other than on substantially the same terms and conditions, consent shall be deemed to have been given by Buyer;

(n)

incur deposit liabilities at the Rhinelander Branch other than in the ordinary course of business consistent with past practices;

(o)

originate any loans at the Rhinelander Branch or the Elcho Branch except in accordance with existing Seller Board-approved lending policies (i.e., Seller will not originate any loan that would constitute an exception to its loan policy); or

(p)

take or omit to take any other action that would materially adversely affect or materially delay the ability of Buyer and Seller to obtain the requisite regulatory approval or otherwise materially adversely affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.

14.

Buyer’s Covenants.  Buyer covenants with Seller that, from the date hereof to Closing, Buyer:

(a)

will promptly deliver to Seller evidence of filing of each and all applications with respect to Buyer’s proposed purchase price of Assets and assumption of Liabilities contemplated by Section 16(a) below, as well as copies of all non-confidential written communications filed with or received from any governmental agency in conjunction with the transactions contemplated by this Agreement; and

(b)

will use commercially reasonable efforts to fulfill each of its Conditions Precedent on or prior to the Closing Date.

(c)

will, after the Effective Time, use its commercially reasonable efforts to cease in all respects the use of Seller’s name in conducting business at the Rhinelander Branch, including without limitation the change of all exterior and interior signage as promptly as practicable (and, in any event, within five (5) business days after the Closing Date), and the destruction of or delivery to Seller of all letterhead and envelopes, name badges, business cards, advertising and promotional materials, brochures, and any other materials bearing Seller’s name or logos.

15.

Additional Covenants.

(a)

For a period of two (2) years from and after the Closing Date, Seller agrees that it will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be associated with or in any manner connected with, any person engaged in or planning to become engaged in the banking business anywhere within a fifteen (15) mile radius of the Rhinelander Branch.  Seller and Buyer agree that this covenant is reasonable with respect to its duration, geographical area and scope.

(b)

For a period of two (2) years from and after the Closing Date, Seller agrees that it will not solicit or initiate communications with any person who is a customer of the Rhinelander Branch or the Elcho Branch that is the subject of this Agreement for the purpose of inducing such person to deposit money with or borrow money from (as applicable based upon the customer relationship being sold pursuant to this Agreement) Seller, or to purchase products and services comparable to those being acquired by Buyer pursuant to this Agreement, and will not solicit the services of any employee of the Rhinelander Branch.  Nothing in this subsection will prevent Seller from general advertising and marketing not specifically directed to customers of the Rhinelander Branch or the Elcho Branch that are the subject of this Agreement.  In addition, these prohibitions shall not apply to customers of the Seller as of the Closing Date whose Deposit Accounts or Loans were not assumed or purchased, respectively, by the Buyer.

16.

Regulatory Filings and Conversions.

(a)

Regulatory Filings by Buyer.  Not later than forty-five (45) days from the date of this Agreement, Buyer and Seller shall prepare and file all applications, filings, notices or registrations required to obtain the regulatory approval or non-objection for the transactions contemplated by this Agreement.  Each party shall provide reasonable non-financial assistance to the other in obtaining approval or non-objection of such applications, filings, notices or registrations, including, but not limited to, participating in meetings and conferences as reasonably necessary to satisfy such regulatory agencies.

(b)

Contracts with Depositors.  Buyer will timely perform, honor and assume all contractual deposit agreements and relationships between Seller and Seller’s depositors with regard to the Liabilities.  Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns and other items that are presented to Seller after the Closing for the Deposit Accounts.

(c)

Data Processing Agreements and Hardware.  Seller will provide Buyer in advance of the Closing upon reasonable prior notice, during normal hours of operations, reasonable access to equipment and records in order to effectuate a conversion of the Deposit Accounts and Loans from Seller to Buyer over the weekend of the Closing Date, in accordance with Schedule 10 hereto.

(d)

Loan Collections.  Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by the party receiving payments of any kind made in relation to the Loans that are presented to a party after Closing and with regard to loans that are owned by the other party.

(e)

Books and Records; Employees.  Seller shall upon prior written notice (with “written notice” being deemed to include email communication) (i) cooperate with any reasonable request of the Buyer for information relating to the Assets and Liabilities; (ii) at any reasonable time and from time to time after the execution of this Agreement, allow Buyer to examine any records relating to the Loans; and (iii) at any reasonable time and from time to time after the execution of this Agreement, authorize Buyer to interview Seller’s employees located at the Rhinelander Branch provided that Seller may, in its discretion, cause a representative of Seller to observe any such interview.  Buyer agrees that all such information provided to it by the Seller will be used by it only in connection with this Agreement and for no other purpose, and that all such information shall be treated confidentially.

(f)

Transition Matters.  Without in any way limiting the generality of the foregoing provisions, Buyer and Seller shall cooperate with regard to the transitional matters as set forth on Schedule 10 hereto.

17.

Survival of Representations and Warranties.  All representations and warranties of the parties shall survive the Closing and the transactions contemplated hereby for a period of eighteen (18) months from the Closing Date; provided, however, that (a) the survival period shall extend indefinitely in the case of any fraudulently made representation or warranty; and (b) the survival period shall extend for the applicable statute of limitations plus ninety (90) days with respect to any representation or warranty that relates to or in any way pertains to taxes or Applicable Environmental Laws.

18.

Contracts.  To the extent that the assignment of any of the Assumed Contracts or other assets included in the Assets requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign any of the Assumed Contracts or other asset if such assignment or agreement to assign would constitute a breach thereof.  Seller shall, prior to the Closing, use its best efforts to obtain the consent of any such other party to any of the Assumed Contracts or other asset to its assignment to Buyer in all cases where such consent is necessary.  If any such consent is not obtained, Seller shall cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any of the Assumed Contracts or other asset, including enforcement for the account and benefit of Buyer or any and all rights of

Seller against any other party or parties arising out of the breach or cancellation by any such other party or parties.

19.

Indemnification.

(a)

Indemnification by Seller.  For a period of eighteen (18) months from the Closing Date (or other applicable survival period as set forth in Section 17 of this Agreement), Seller agrees to indemnify and hold Buyer harmless against and in respect of all actions, suits, demands, judgments, costs and expenses relating to any damage or deficiency resulting from any misrepresentation, breach of warranty, agreements by employees or officers of the Rhinelander Branch not properly recorded in the records of the Rhinelander Branch, or third party claims resulting from nonfulfillment of any agreement on the part of Seller under this Agreement.  Seller agrees to indemnify and hold Buyer harmless from and against all liabilities, obligations, demands, claims actions, causes of action, assessments, deficiencies, costs, losses, damages, judgments and expenses (including, without limitation, reasonable attorneys’ fees) directly or indirectly resulting from, based upon or attributable to liabilities, debts or obligations of Seller that Buyer has not expressly assumed under this Agreement.

(b)

Indemnification by Buyer.  For a period of eighteen (18) months from the Closing Date, Buyer agrees to indemnify and hold Seller harmless against and in respect of all actions, suits, demands, judgments, costs and expenses relating to any damage or deficiency resulting from any misrepresentations, breach of warranty, or third party claims resulting from nonfulfillment of any agreement on the part of Buyer under this Agreement, and agrees to indemnify, defend and hold Seller harmless from any claims arising out of the Assets or Liabilities after the Closing Date.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no liability under this Section 19(b) for any claims arising out of the Assets or Liabilities prior to the Closing Date.

(c)

Defense of Claim.  If any lawsuit or enforcement action is filed by a third party, written notice thereof shall be given to the indemnifying party as promptly as is practicable (and in any event within thirty (30) days after the service of the citation or summons).  After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall be obligated under the terms of this Section 19 in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle all aspects of such defense, at the indemnifying party’s cost, risk and expense, provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto without conflict of interest in such defense between Seller and Buyer.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost and with no right of indemnification with respect thereto, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  If the indemnifying party does not assume responsibility for defense of the third party action, then the indemnified party may proceed with the defense of the action.  If the indemnifying party has acknowledged to the indemnified party its obligations to indemnify hereunder, the indemnified party shall not settle such lawsuit or enforcement action without the prior written consent of the indemnifying party and, if the indemnifying party has not so acknowledged its obligation, the indemnified party shall not settle such lawsuit or enforcement actions without ten (10) days’ prior written notice to the indemnifying party.

(d)

Disputes.  If either party disputes any claim for indemnification presented by written notice to the other party, as set forth in this Section 19, then such dispute shall be submitted to binding arbitration under the rules of commercial arbitration of the American Arbitration Association, as modified herein.  The party seeking indemnification shall, by written notice to the other party given within thirty (30) days of notice from the other party of dispute of a claim for indemnification, appoint an arbitrator.  The other party, by written notice to the party seeking indemnification within thirty (30) days thereafter, shall then appoint a second arbitrator.  When two arbitrators have been appointed, as set forth herein, the arbitrators shall agree, if possible, upon a third arbitrator who shall be appointed by written notice signed by both arbitrators, a copy of which shall be mailed to Seller and Buyer within fifteen (15) days of such appointment.  In the event that fifteen (15) days elapse after the appointment of the second arbitrator without notice of an appointment of a third arbitrator, then either party, or both, may in writing request a Judge of the Wisconsin Circuit Court to appoint a third arbitrator.  The arbitrators shall follow the rules of law, the Federal Rules of Evidence, and allow parties to conduct discovery pursuant to the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days.  After receiving evidence and hearing witnesses, if any, the arbitrators shall render a decision determining the amount (if any) of the claim accompanied by findings of fact and a statement of the reason for the decision.  The decision of the majority of the arbitrators shall be conclusive and binding upon the parties and may be enforced in any court having jurisdiction thereof.  The costs and expenses of the arbitration shall be borne equally by the parties, but each side shall bear the expense of its own legal counsel.

20.

Taxes.  Seller shall be solely responsible for all of Seller’s federal, foreign, state and local income, sales, use, excise and other taxes applicable to its business and to the Assets and all taxes resulting or arising from its payroll, including any such taxes of Seller as may result from the transactions contemplated by this Agreement.  Notwithstanding the foregoing, (a) general real estate taxes and installments of special assessments due and payable with respect to the Premises in the calendar year 2014 for the calendar year 2013 and all years prior will be paid by Seller, (b) general real estate taxes and installments of special assessments due and payable in calendar year 2015 for the calendar year 2014 shall be prorated on the Preliminary Settlement Statement between Seller and Buyer as of the Closing Date, and (c) Buyer shall assume liability for and pay all real estate taxes and installments of special assessments due and payable in all calendar years after 2015.  For purposes of this Section 20, real estate taxes and installments of special assessments shall be deemed to be “due and payable” in the last calendar year in which such payment can be made without incurring interest or penalties for late payment.

21.

No Partnership or Joint Venture.  No activity of Buyer after the Closing shall state or imply that Seller is any way involved as a partner, joint venturer or otherwise in the business of Buyer.

22.

Further Assurances.  From time to time, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement.

23.

Amendment.  The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except in a writing executed by the parties.

24.

Termination of the Agreement.  This Agreement may be terminated, and the transaction contemplated by this Agreement may be abandoned, at any time before the Closing as follows:

(a)

By mutual written consent of Seller and Buyer.

(b)

By either party upon written notice thereof to the other party if:

(i)

Any material litigation or governmental proceedings arising out of, relating to, or based on this Agreement or the purchase and sale contemplated hereby shall have been instituted against Buyer or Seller; or

(ii)

There has been a material failure by the other party to perform or comply with any agreement, covenant or condition herein required to be performed or complied with by such party; or there has been a material misrepresentation or omission on the part of the other party with respect to its representations and warranties set forth in this Agreement; or

The Closing does not occur on or before June 30, 2014.

(c)

By Buyer upon written notice to Seller pursuant to Section 6(a)(ii) hereof.

25.

Responsibilities Upon Termination.  Upon termination of this Agreement, each party shall bear its own costs and expenses, and neither Buyer nor Seller shall have any liability or obligation hereunder to the other, except (i) for Section 35 and (ii) where such termination results from a material breach of this Agreement by the other party.

26.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral between the parties with respect to the subject matter hereof.

27.

Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be given by facsimile or by registered or certified mail return receipt requested to the other party as follows:

if to the Buyer:

Personal & Confidential

Peter Knitt, President and CEO

Peoples State Bank

1905 Stewart Avenue

Wausau, Wisconsin  54401

with a copy to:

Ruder Ware, L.L.S.C.

Attn: Matthew Rowe

500 First Street, Suite 8000

Wausau, Wisconsin  54403

if to the Seller:

Personal & Confidential

Merlin Zitzner, Chairman and CEO

The Baraboo National Bank

101 Third Avenue

Baraboo, Wisconsin  53913

with a copy to:

Godfrey & Kahn, S.C.

Attn: Patrick Murphy

780 North Water Street

Milwaukee, Wisconsin 53202

or to such other address or to such other person any party may designate in a writing given to the other party as provided herein.

28.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

29.

Descriptive Headings.  The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

30.

Parties in Interest.  This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto, their successors and assigns.  Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

31.

Expenses and Brokers.  Buyer and Seller agree that each shall pay its respective costs and expenses of performance of and compliance with the covenants, conditions and agreements to be performed or complied with by it hereunder.  Buyer and Seller will each be responsible for their respective data processing conversion and deconversion charges, if any, that may be assessed by their respective data processing vendors.  Except as set forth on Schedule 11, Buyer and Seller hereby warrant and represent to each other that all negotiations regarding this Agreement and the transaction contemplated hereby have been carried on without the intervention of any broker, finder or other third person (other than their respective attorneys and accountants) and no such person or entity has or will have any valid claim against any of the parties for a brokerage commission or other like payment.

32.

Assignability.  Buyer and Seller may not assign any of their rights, liabilities or obligations under the Agreement without the prior written consent of the other party hereto.

33.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as Seller and Buyer exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party’s signature.

34.

Press Releases.  Seller or Buyer, as the case may be, shall approve, in writing prior to the issuance, the form and substance of any press release relating to any matters relating to this Agreement issued by the other.  Nothing contained herein shall restrict or prohibit Buyer or Seller from issuance of press releases or the filing of any information that, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with the same or restrict or prohibit Buyer from advertising in the trade area of the Rhinelander Branch.

35.

Confidentiality.  All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and Buyer’s due diligence examination of Seller shall be deemed to be proprietary and confidential information of the disclosing party.  The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, as necessary, to applicable regulatory agencies, or as otherwise contemplated in this Agreement or the Exhibits and Schedules hereto.  Regardless of whether Closing occurs hereunder, each party agrees that it shall not use the proprietary or confidential information of the other party for the purpose of soliciting customers of the other party.

36.

Resolution of Disputes; Binding Arbitration.  Except for disputes respecting indemnification, which are governed by Section 19(d), any and all claims and disputes of any kind or nature between the parties arising under or relating to this Agreement or the breach or enforcement thereof shall be finally resolved by binding arbitration in Milwaukee, Wisconsin, by three (3) neutral arbitrators (who are active members of the legal profession with experience in contracts) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon such award may be entered by any court of competent jurisdiction.  Any party may at any time initiate an arbitration under this Agreement by giving notice of such arbitration to the other party. Each party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within thirty (30) days after delivery of the notice of arbitration.  The two (2) party-appointed arbitrators shall jointly appoint the third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty (30) days following the appointment and acceptance of the latter of the two party-appointed arbitrators.  If the appointment and acceptance of the third arbitrator is not effective within such thirty (30) day period, then, the American Arbitration

Association shall appoint the third arbitrator, obtain the acceptance of such appointment and notify the parties and both arbitrators in writing of such appointment and acceptance.  The third arbitrator shall serve as chairperson of the tribunal.  All decisions and rulings of the tribunal, as well as any interim or final award, shall be pursuant to majority vote of the three (3) arbitrators comprising the tribunal.  The parties agree that, with respect to any dispute, claim or controversy that is to be arbitrated, discovery and the nature thereof allowed by the Federal Rules of Civil Procedure will be afforded to each party and any dispute with respect to such discovery shall also be settled by the arbitrators.  The arbitrators shall award costs of the arbitration proceeding, including reasonable attorneys’ fees and expenses, in favor of the prevailing party provided that, if both parties prevail on different claims, the costs, attorneys’ fees and expenses shall be allocated according to the monetary value of the claims decided against a party.  Notwithstanding the foregoing, any party to this Agreement shall be entitled to seek and obtain injunctive or other appropriate equitable relief in a court to the extent necessary to preserve its rights prior to a resolution of arbitration proceedings or to obtain equitable relief to the extent necessary to prevent irreparable harm.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SELLER

BUYER

THE BARABOO NATIONAL BANK

PEOPLES STATE BANK

By:    MERLIN E. ZINTZNER

By:    PETER KNITT

Merlin E. Zitzner, Chairman and CEO

Peter Knitt, President and CEO

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